Exhibit 99.1

Exactech Increases Q1 and FY’08 Financial Guidance

Expects Q1 revenue of approximately $40.0 million and EPS range of $0.22 to $0.24

GAINESVILLE, Fla. – April 10, 2008 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that it expects to report revenue of approximately $40.0 million for the first quarter of 2008, an increase of 35% compared to $29.6 million for the first quarter of 2007. Diluted earnings per share for the first quarter is expected to range from $0.22 to $0.24 compared with $0.16 diluted earnings per share in the same quarter a year ago. First quarter earnings include a gain of $0.03 due to a forward currency call option.

Exactech President, David Petty, said, “We are projecting to be ahead of our previous revenue guidance of $36 million to $38 million and our earnings guidance of $0.18 to $0.20. We have experienced strong acceptance of our orthopaedic products and our organic sales increased due to worldwide strength in core hip, knee and shoulder product lines. In addition, part of this quarter’s strength is due to startup of new distributors in Europe. We estimate that new distributor startup sales included in these results exceed $2 million. These updated projections also include the consolidated impact of the Altiva acquisition.”

CFO Jody Phillips said, “We benefited from a gain of $400,000 or $0.03 in EPS this quarter due to a forward currency call option we entered into in anticipation of our France Medica purchase. Exclusive of this gain, we continue to expect the Altiva and France Medica acquisitions to be neutral to earnings in 2008 and accretive in 2009.”

The company updated its forecast for 2008 revenue to a range of $162 million to $169 million and diluted EPS of $0.92 to $0.98. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The company will announce first quarter earnings on Tuesday, April 29 after the market closes. A conference call covering the company’s first quarter results is scheduled for Wednesday, April 30 at 10:00 a.m. Eastern Time.

To participate in the call, dial 800-762-8779 any time after 9:50 a.m. Eastern on April 30. International and local callers should dial 480-629-9041. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00004E37. A podcast will be available approximately 15 minutes after the event ends and can be accessed at http://viavid.net/mp3/00004E37.mp3. Both will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at

http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: exactech@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH INC.